Exhibit 99.1

GigOptix Increases Second Quarter and Fiscal 2015 Revenue Guidance

•	Preliminary Q2FY15 revenue of approximately $9.8 million, 8 percent above Q1FY15 and 5 percent above the previously provided guidance midpoint of $9.4 million

•	Revenue guidance for fiscal year 2015 increased to at least $39 million, up approximately 19 percent from fiscal 2014, and 4 percent from the previously provided guidance midpoint of $37.5 million

•	Expect to achieve positive GAAP net income and record non-GAAP profitability in Q2FY15

SAN JOSE, Calif. – June 29, 2015 – GigOptix, Inc. (NYSE MKT: GIG) a leading supplier of advanced high-speed semiconductor components for use in long-haul, metro, cloud connectivity, data centers, consumer electronics links and interactive applications, through optical and wireless communications networks, today announced it currently expects revenue for the second quarter of fiscal year 2015, ended June 28, 2015, will be approximately $9.8 million, or an increase of approximately 8 percent from the first quarter of fiscal year 2015, and approximately 5 percent above the quarter’s guidance midpoint of $9.4 million provided on April 27, 2015.

The preliminary second quarter revenue results also represent an increase of approximately 22 percent above the revenue of $8.0 million reported in the second quarter of fiscal year 2014.

Continued robust demand in GigOptix’ High Speed Communications product line, primarily for its QSFP+drivers and TIAs for data-center active optical cables (AOC) and transceivers, and the linear-coherent 100Gbps and 200Gbps drivers for use in long-haul and metro telecom applications, as well as new business opportunities in the Industrial product line, resulted in the higher than initially forecasted revenue for this quarter.

Based on these preliminary revenue results in the second quarter of fiscal year 2015, along with continued healthy margin performance and tight expense controls, GigOptix also believes it will achieve positive GAAP net income and record non-GAAP profitability.

In addition, as a result of the better than initially forecasted revenue performance for the first half of fiscal 2015, which grew 22 percent over the first half of fiscal 2014, and the current continuous strong growth outlook for the third quarter and the remainder of fiscal year 2015, GigOptix today increased its revenue forecast for fiscal 2015 to at least $39 million, up approximately 4 percent from the previously announced guidance midpoint of $37.5 million. The updated revenue represents a year-over-year increase of approximately 19 percent compared with the revenue of $32.9 million in fiscal year 2014.

GigOptix cautions that the anticipated second quarter fiscal 2015 revenue and profitability results are preliminary and are based on the best information currently available, and subject to completion of the financial statements for the second quarter of fiscal 2015.

Financial Results Conference Call on July 27, 2015

GigOptix will host a conference call and webcast with investors on Monday, July 27, 2015 at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) to discuss its second quarter fiscal 2015 financial results and business outlook. Investors and other interested parties may access the call by dialing (719) 325-2323. No passcode is needed for the live call. The replay dial-in number is (858) 384-5517, and the passcode is 2850820. Additionally, this conference call will be broadcast live over the Internet and can be accessed by all interested parties on the Investor Relations section of GigOptix’ website at www.gigoptix.com.

About GigOptix, Inc.

GigOptix, Inc., (NYSE MKT: GIG) is a leading fabless supplier of high-speed semiconductor components that enable end-to-end information streaming over optical and wireless networks. Its product portfolio addresses emerging telecom long-haul and metro applications, datacom cloud and data center connectivity, point-to-point backhaul wireless applications, and interactive interfaces for consumer electronics. GigOptix offers a broad portfolio of high performance MMIC solutions that enable next generation wireless microwave systems up to 90GHz, and drivers and TIAs for 40Gbps, 100Gbps and 400Gbps fiber-optic telecommunications and data-communications networks.

GigOptix also offers a wide range of digital and mixed-signal ASIC solutions in a wide range of technology geometries from 28nm to 0.6um, and enables a complete product life cycle support, from swift introduction of new product through its ASIC SunriseTM program to extension of legacy products through its GigOptix Sunset RescueTM program.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including the bringing of products to market with full documentation. Such statements contain words such as “will,” and “expect,” or the negative thereof or comparable terminology, and include (without limitation) statements regarding expected revenues and income, and completion of its financial statements for the quarter just ended. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. These risks include, but are not limited to: the ability to recognize revenues, the ability to extend product offerings into new areas or products, the ability to commercialize licensed technology, unexpected occurrences that deter the full documentation and “bring to market” plan for products that were developed this year and last year, trends and fluctuations in the industry, changes in demand and purchasing volume of customers, unpredictability of suppliers, our ability to control our costs of goods sold, our ability to attract and retain qualified personnel, the ability to move product sales to production levels, the ability to compete for client design-in opportunities, the ability to cross-sell to new clients and to diversify, the success of product sales in new markets or of recently produced product offerings, including bundled product solutions, the amount of cost savings, the ability to improve productivity, and to do so in an efficient manner, the ability to pursue and attract other merger and acquisition opportunities, our ability to enforce intellectual property rights, and the ability to maintain and continue relationships with government agencies. Additional factors that could cause actual results to differ are discussed under the heading “Risk Factors” and in other sections of GigOptix’ filings with the SEC, and in GigOptix’ other current and periodic reports filed or furnished from time to time with the SEC. All forward-looking statements in this press release are made as of the date hereof, based on information available to GigOptix as of the date hereof, and GigOptix assumes no obligation to update any forward-looking statement.

Investor Contact

Darrow Associates, Inc.

Jim Fanucchi, 408-404-5400

ir@gigoptix.com